Exhibit 5.1

June 8, 2007

Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

Re:	Carrols Restaurant Group, Inc.

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed by Carrols Restaurant Group, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of an aggregate of 3,300,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), for issuance under the Company’s 2006 Stock Incentive Plan (the “Plan”).

We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion that the Shares have been duly authorized and, upon issuance and payment therefor in accordance with the terms of the Plan and the agreements or certificates issued thereunder, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to said Registration Statement.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

KATTEN MUCHIN ROSENMAN LLP